Exhibit 5.1

November 23, 2016

Cenveo, Inc.
200 First Stamford Place
Stamford, CT 06902

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cenveo, Inc. (the “Company”) in connection with its Registration Statement on Form S-3, No. 333-XXXXXX (the “Registration Statement”) initially filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on or about the date hereof covering (i) 12,415,567 outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”), and (ii) 1,551,946 shares (the “Shares”) of Common Stock issuable upon exercise of the Warrants. The Warrants were issued pursuant to a Warrant Agreement, dated as of June 10, 2016 (the “Warrant Agreement”), between the Company and Computershare Trust Company, N.A., as warrant agent.

In connection with the foregoing, we have examined the Registration Statement, including the prospectus which forms a part of the Registration Statement. We also have examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that, when the applicable provisions of the Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with:

•
the Warrants constitute binding obligations of the Company enforceable against it in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We are members of the bar of the State of New York and the opinion set forth below is restricted to matters controlled by the laws of the State of New York, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion letter is rendered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP